EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

LIFETIME BRANDS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

LIFETIME BRANDS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting of its members duly called and held pursuant to the General Corporation Law of the State of Delaware, duly adopted a resolution proposing and declaring advisable the following amendment to the Second Restated Certificate of Incorporation of said corporation.

RESOLVED, that the Second Restated Certificate of Incorporation of Lifetime Brands, Inc. be amended by changing the first sentence of Article FOURTH thereof so that, as amended said first sentence of Article FOURTH shall be, and read in its entirety, as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is fifty-two million one hundred (52,000,100) shares, of which one hundred (100) shares, of the par value of One Dollar ($1.00) each, are to be of a class designated Series A Preferred Stock, two million (2,000,000) shares, of the par value of One Dollar ($1.00) each, are to be of a class designated Series B Preferred Stock and fifty million (50,000,000) shares, of the par value of One Cent ($.01) each, are to be of a class designated Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment to the Second Restated Certificate of Incorporation shall become effective upon the filing of the Certificate of Amendment with the Delaware Secretary of State, which will occur as soon as reasonably practicable after approval.

IN WITNESS WHEREOF, said Lifetime Brands, Inc. has caused this Certificate of Amendment to the Second Restated Certificate of Incorporation to be executed, acknowledged and filed by its Chief Executive Officer this 10th day of June 2016.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
	Name:	Jeffrey Siegel
	Title:	Chief Executive Officer